Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Reports Financial Results for Fourth Quarter and Year End

2011 and Provides Update on Clinical Development Program

Conference call to be held on Thursday, March 8, 2012 at 4:30 p.m. Eastern Time

BOTHELL, WA., and VANCOUVER, British Columbia, March 8, 2012 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced its fourth quarter and year end 2011 financial results and provided an update on the clinical development programs for its product candidates, custirsen and OGX-427.

“We have had an exciting start to 2012, as our development programs for our two lead assets continue to gain momentum, specifically in advanced prostate cancer, ” said Scott Cormack, President and CEO of OncoGenex Pharmaceuticals. “The abiraterone data announcement today is excellent news for patients and for our company, as the development plans for both of our agents are now well aligned to a more defined landscape and are therefore positioned to improve upon existing treatments across the treatment continuum.”

Custirsen Clinical Development Updates:

•

Along with development partner, Teva Pharmaceutical Industries Ltd., OncoGenex announced plans to initiate a new Phase 3 study to evaluate the ability of custirsen to improve survival for patients with prostate cancer when combined with recently approved, second-line chemotherapy, Jevtana® (cabazitaxel). The new study will be conducted in lieu of the Prostate Cancer Saturn Study, which aimed to assess durable pain palliation as a primary endpoint. The study is expected to begin in the second-half of 2012.

•

The SYNERGY Phase 3 study, evaluating a survival benefit in first-line chemotherapy castrate-resistant prostate cancer (CRPC), continues to accrue patients and is expected to complete enrollment later this year. The companies updated the enrollment target for SYNERGY from 800 patients to 1000 patients which is expected to enhance the potential for SYNERGY to be reviewed by regulatory agencies independent of additional Phase 3 studies. Importantly, even with the trial size increasing by 25%, OncoGenex and Teva plan to complete enrollment later this year as originally disclosed.

•	OncoGenex continues to work with Teva to finalize clinical development plans for custirsen in non-small cell lung cancer and expects to initiate this program in the second-half of 2012.

OGX-427 Clinical Development Updates:

•	Preliminary data on OGX-427 for the treatment of prostate and bladder cancer were presented earlier this month at the ASCO 2012 Genitourinary Cancers Symposium.

•

A Phase 1 trial evaluating OGX-427 in patients with superficial or muscle-invasive bladder cancer demonstrated a trend towards decreased levels of Hsp27 and increased tumor cell death rates after intravesical treatment with OGX-427. Of the 15 patients treated with OGX-427, 33% had pathological complete responses in post-surgical tissue following 4 doses of OGX-427 administered intravesically over an 8 day period. A randomized Phase 2 clinical trial of OGX-427 in combination with gemcitabine/cisplatin in patients with metastatic bladder cancer is currently enrolling patients.

•

In chemotherapy-naive patients with metastatic CRPC, preliminary randomized Phase 2 study results showed that patients in the OGX-427 treatment arm had a higher number of patients without disease progression at 12 weeks, and greater declines in prostate-specific antigen (PSA)

and circulating tumor cells (CTC) compared to the control arm. OncoGenex announced plans to initiate a randomized Phase 2 clinical trial evaluating OGX-427 in combination with Zytiga® (abiraterone) in patients with CRPC, supported in part by investigator grant funding.

Financial Results

•

Revenue for the fourth quarter and year ended December 31, 2011 decreased to $1.2 million and $5.5 million, respectively, compared with $2.3 million and $13.6 million in the fourth quarter and year ended December 31, 2010. The decrease in 2011 as compared to 2010 was due to lower reimbursement revenue earned through our strategic collaboration with Teva resulting from manufacturing costs now being paid directly by Teva and lower clinical trial costs associated with the SATURN trial.

•

At December 31, 2011, $18.3 million of the $30 million advanced reimbursement received from Teva in December 2009 was included in our Balance Sheet as Current Deferred Collaboration Revenue. This advanced reimbursement balance will continue to be reduced as we incur direct and indirect custirsen development costs. As a consequence of initiating the new CRPC survival trial later this year, we currently expect that all remaining Current Deferred Collaboration Revenue will be recognized as Collaboration Revenue by the fourth quarter of 2012. Once the remaining amount of the advanced reimbursement from Teva has been drawn to zero, all of our costs associated with the clinical programs under our collaboration will be reimbursed by Teva quarterly.

•

Total operating expenses for the fourth quarter and year ended December 31, 2011 were $9.2 million and $27.8 million, respectively, compared with $4.2 million and $28.4 million in the fourth quarter and year ended 2010. The decrease in operating expenses in 2011 as compared with 2010 was due to a $4.0 million non-cash restructuring expense recorded in 2010 which resulted from the revision of our sublease income assumptions used to estimate the excess lease facility liability associated with our office space located in Bothell, Washington, offset by higher OGX-427 manufacturing and clinical trial costs, and higher employee expenses.

•

Net loss for the fourth quarter and year ended December 31, 2011 increased to $9.6 million, or $0.98 per diluted common share, and $14.7 million, or $1.51 per diluted common share, respectively, compared to net loss in the fourth quarter of 2010 of $2.8 million, or $0.31 per diluted common share, and a net loss of $12.6 million, or $1.79 per diluted common share, in the year ended 2010. The increase in net loss was primarily due to lower revenue recognized in 2011 in connection with the Collaboration Agreement with Teva, and higher expenses associated with our OGX-427 clinical trials.

•	We had $64.9 million in cash, cash equivalents and short-term investments as of December 31, 2011, compared to $85.1 million as of December 31, 2010.

2012 Outlook and Financial Guidance

•

We expect 2012 operating cash requirements of between $40 million and $45 million, and expect to end 2012 with cash, cash equivalents, investments, and receivables from Teva of between $20 million and $25 million. This increase from the $20.2 million in cash used in 2011 reflects the higher anticipated cash burn associated with the new Phase 3 study to evaluate an overall survival benefit for custirsen when combined with Jevtana®.

•

Based on our current forecast, and excluding any proceeds from potential new partnerships or financings we expect that our existing capital resources, including cash, cash equivalents, short term investments and amounts receivable, will support our operations into 2014. As at March 8, 2012, we had 9,750,119 shares outstanding.

Condensed Statements of Operations

(in thousands except share and per share amounts)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)
Collaboration revenue	$1,236	$2,334	$5,496	$13,616

Operating expenses
Research and development	$7,477	$2,301	$21,553	$18,483
General and administrative	1,731	1,948	6,230	5,840
Restructuring expense	—	—	—	4,038

Total operating expenses	9,208	4,249	27,783	28,361

Other income (expense)	(1,596)	(885)	7,614	(839)

Loss (income) for the period before taxes	9,568	2,800	14,673	15,584
Income tax expense (recovery)	—	—	—	(3,000)

Net loss (income)	9,568	2,800	14,673	12,584

Basic and diluted loss (income) per common shares	$0.98	$0.31	$1.51	$1.79
Weighted average number of common shares	9,748,639	8,914,287	9,729,340	7,030,903

Condensed Balance Sheets

(in thousands)

	September 30,	September 30,
	December 31,	December 31,
	2011	2010
Assets:
Cash, cash equivalents and short term investments	$64,927	$85,107
Amounts receivable	812	1,224
Prepaid and other current assets	1,587	2,987
Property, equipment and other assets	689	600

Total assets	$68,015	$89,918

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$3,217	$893
Deferred Collaboration Revenue	18,271	10,000
Current portion of long term obligations	1,417	1,314
Warrant liability	7,881	15,269
Long term liabilities	6,339	18,317

Stockholders’ equity	$30,890	$44,125

Total liabilities and stockholders’ equity	$68,015	$89,918

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, March 8, 2012, to provide a business update and discuss the fourth quarter and year ended 2011 results. A live event will be available on the Investor Relations section of the OncoGenex Web site at www.oncogenex.com . Alternatively, you may access the live conference call by dialing 877 -606-1416 (U.S. & Canada) or 707 -287-9313 (International). A replay of the webcast will be available approximately two hours after the call and will be archived for 90 days.

About OncoGenex Pharmaceuticals

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase 3 development of custirsen in first-line treatment of advanced, unresectable non-small cell lung cancer. OGX-427 is in Phase 2 clinical development; CSP-9222 and OGX-225 are currently in pre-clinical development. More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial initiation and statements regarding the potential benefits and potential development of our product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that final trial results will not demonstrate the same or any potential benefit as observed in preliminary trial results, the risk that subsequent studies may not confirm earlier trial results, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Zytiga® is a registered trademark of the Johnson & Johnson Corporation

JEVTANA® is a registered trademark of sanofi-aventis

Media Contact:

Jaime Welch

jwelch@oncogenex.com

604-630-5403

Investor Relations Contact:

Susan Specht

sspecht@oncogenex.com

425-686-1535

SOURCE: OncoGenex Pharmaceuticals, Inc.